                                                                     Exhibit 8.2



     1956.0001                                                  22 December 1999

Everest Re Group, Ltd.
c/o ABG Financial & Management Services Inc.
Parker House
Wildey Business Park, Wildey Road
St. Michael, Barbados


Dear Sirs:

                           Re:Everest Re Group, Ltd.
                              ----------------------

     We are the legal advisers in Barbados to Everest Re Group, Ltd., a Bermuda company ("Everest Group"). We have advised in connection with, inter alia:

(i) an application by Everest Group for registration in Barbados as an external company under the Companies Act, Cap. 308 of Barbados;

(ii) the proposed application by Everest Group for an international business company licence under the International Business Companies Act, 1991-24 of Barbados;

     We have also commented at your request on the Registration Statement described below.


1.   In rendering this opinion we have considered the following documents:

     (a) Everest Group's Registration Statement on Form S-4 dated 22 December 1999 (Registration No. 333-87361) Amendment No. 2 relating to the registration of common shares, par value $0.01 per share, of Everest Group to be issued to stockholders of Everest Reinsurance Holdings, Inc., a Delaware corporation ("Everest Holdings"), in connection with the restructuring of Everest Holdings to become a wholly-owned subsidiary of Everest Group (the "Restructuring");

     and relevant laws of Barbados including:

     The International Business Companies Act, 1991-24; and

     The Companies Act, Chapter 308.

2.   In connection with this Opinion we have assumed:

     (a) that the Restructuring will be effected in conformity with the description in the Registration Statement;

     (b) that Everest Group carries on business in conformity with the description in the Registration Statement;

     (c) that all signatures on the documents are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform with the originals and the Registration Statement will be filed in the form examined by us or a form which we do not consider differs from such form in any material respect.

          We do not in our capacity as legal advisers to Everest Group in Barbados have any personal knowledge of any matter which is inconsistent with the facts assumed above but we have not carried on any investigation or verification of those facts.

          The law covered by the discussions set forth below is limited to the law of Barbados. We are attorneys admitted to practice only in Barbados. We do not opine on, and we assume no responsibility as to, the applicability to or the effect on any of the matters covered herein, of the laws of any jurisdiction other than those of Barbados.

          Based upon and subject to the foregoing, we are of the opinion that the discussions set forth under the headings "Material Tax Considerations--Tax Consequences of the Restructuring--Barbados"; "Material Tax Considerations-- Taxation of Everest Group and Its Subsidiaries-- Barbados"; and "Material Tax Considerations--Taxation of Shareholders--Barbados Taxation" accurately reflect our opinion with respect to the matters set forth therein.

     We as opinion givers, are under no obligation to advise the opinion recipient of changes in law or fact that occur after the date of the opinion letter - even though the change may affect the legal analysis, a legal conclusion or informational confirmation in the discussions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections entitled "Material Tax Considerations" and "Legal Matters" in the Registration Statement.

                         Yours faithfully,
                         CLARKE & CO.
                         Per:  Rosalind Bynoe